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Exhibit 99.1

The Home Depot Announces Senior Notes Offering

ATLANTA, Sept. 13—The Home Depot®, the world's largest home improvement retailer, today announced that it has agreed to sell $1 billion aggregate principal amount of its 3.75% Senior Notes due 2009 through an institutional private placement.

The Home Depot intends to use the net proceeds from the offering for general corporate purposes, including using up to $500 million of the net proceeds to fund the repayment of $500 million aggregate principal amount of its outstanding 6 1/2% Senior Notes due 2004, which mature on September 15, 2004.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

This press release contains forward-looking statements concerning The Home Depot's issuance of senior notes and the use of proceeds from the issuance. The Home Depot's ability to complete such transaction will depend upon prevailing market conditions and other factors. There can be no assurance that the transaction discussed in this press release will be completed on the terms outlined herein or at all.

Founded in 1978, The Home Depot® is the world's largest home improvement specialty retailer and the second largest retailer in the United States, with fiscal 2003 sales of $64.8 billion. The company employs approximately 300,000 associates and has 1,806 stores in 50 states, the District of Columbia, Puerto Rico, eight Canadian provinces and Mexico. Its stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones Industrial Average and Standard & Poor's 500 Index.

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  Exhibit 99.1
The Home Depot Announces Senior Notes Offering